Exhibit 99.1

                 PerkinElmer Announces Q1 2006 Results

    BOSTON--(BUSINESS WIRE)--April 27, 2006--PerkinElmer, Inc. (NYSE:
PKI):

    --  Earnings Per Share from Continuing Operations up 42%

    --  Operating Cash Flow, Net of Divestiture Taxes, up 47%

    --  Completed Shift to Health Sciences and Photonics

    PerkinElmer, Inc. (NYSE: PKI), a global leader in Health Sciences and Photonics markets, today announced GAAP earnings per share from continuing operations of $.17 on revenue of $355.5 million for the first quarter ended April 2, 2006. The first quarter 2006 results include intangibles amortization of $7.4 million, or approximately $.04 per share, and stock option expense of $1.7 million, or $.01 per share. The Company reported earnings per share from continuing operations excluding intangibles amortization and stock option expense of $.22, which represents an increase of 38% over the first quarter of 2005. The $.22 met the Thomson First Call(TM) consensus earnings per share estimate of $.22 for the first quarter of 2006 and was also within the Company's previously forecasted range.
    Revenue for the first quarter 2006 was $355.5 million compared to $358.2 million in the first quarter 2005. Excluding the net impact of foreign exchange and acquisitions of 3%, first quarter 2006 revenue grew 2% over the first quarter of 2005.
    "We were pleased to deliver very strong earnings per share growth in the quarter driven by continued operating margin expansion. We expect this momentum will enable us to deliver 25% to 30% adjusted earnings per share growth for the full year 2006," said Gregory L. Summe, Chairman and CEO of the Company. "Also in the quarter, we completed our strategic shift to the Health Sciences and Photonics markets through completing our Fluid Sciences divestiture. Going forward, we are well positioned to aggressively invest in our growth platforms," added Summe.
    GAAP operating profit during the first quarter of 2006 was $29.0 million. GAAP operating margin for the first quarter of 2006 was 8.2%. First quarter 2006 operating profit excluding intangibles amortization of $7.4 million and stock option expense of $1.7 million was $38.0 million, or 10.7% as a percentage of revenue, representing an increase of 70 basis points compared to the same period of last year.
    The Company had GAAP operating cash outflows of $34.7 million in the first quarter of 2006. This includes a one-time tax payment of $54.6 million related to the gain on the divestiture of the Fluid Sciences businesses. Operating cash flow adjusted for this one-time tax payment was $19.8 million, up 47% from the first quarter 2005.

    Financial Overview by Reporting Segment:

    Life and Analytical Sciences reported revenue of $261.9 million for the first quarter of 2006 compared to $264.8 million in the first quarter 2005. Revenue during the first quarter of 2006 excluding the effects of foreign exchange and acquisitions grew 2%. The increase in adjusted revenue was driven by strong revenue growth in the Company's genetic screening and service businesses, partially offset by a decrease in the biopharma business.
    The segment's GAAP operating profit for the first quarter of 2006 was $23.8 million versus $22.0 million for the same period of 2005. As a percentage of sales, operating profit for the first quarter of 2006 was up 80 basis points. Operating profit excluding intangibles amortization and stock option expense for the first quarter of 2006 was $31.2 million, or 11.9% as a percentage of revenue, an increase of 110 basis points over the same period of 2005.
    Optoelectronics reported revenue of $93.5 million for the first quarter of 2006 compared to $93.4 million in the first quarter 2005. Excluding the impact of foreign exchange and acquisitions, revenue in the first quarter 2006 increased 1% compared to the same period in 2005, with growth from sensors partially offset by a decline in specialty lighting revenues.
    The segment's GAAP operating profit was $12.7 million for the first quarter of 2006 versus $13.5 million for the comparable period of 2005. As a percentage of sales, operating profit for the first quarter of 2006 was 13.6%, a decline of 90 basis points. The segment's operating profit excluding intangibles amortization and stock option expense for the first quarter of 2006 was $13.6 million, or 14.6% as a percentage of revenue, a decrease of 60 basis points over the same period of 2005.

    Financial Guidance

    For the second quarter of 2006, the Company projects GAAP earnings per share from continuing operations of between $.20 and $.22. Excluding the impact of intangibles amortization and stock option expense, the Company projects earnings per share from continuing operations of between $.25 and $.27 for the second quarter of 2006, an increase of approximately 25% to 35% over the second quarter 2005. For the full year 2006, the Company expects GAAP earnings per share of between $1.01 and $1.06, and earnings per share excluding intangibles amortization and stock option expense of between $1.20 and $1.25 per share, in line with previous guidance.
    The Company will discuss its first quarter results in a conference call on April 27, 2006, at 5:45 p.m. Eastern Time (ET). To listen to the call live, please tune into the webcast at the "Investor Corner" section of our website, www.perkinelmer.com. A playback of this conference call will be available beginning at 7:45 p.m. ET, Thursday, April 27, 2006. The playback phone number is 617-801-6888 and the code number is 24958249.

    Use of Non-GAAP Financial Measures

    In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of revenue, operating profit, operating margin and earnings per share, in each case excluding, where appropriate, the impact of foreign exchange, the effects of acquisitions, intangibles amortization, and stock option expense. When we refer in this press release to "adjusted revenue," we are excluding the effects of foreign exchange and acquisitions on GAAP revenue. When we refer in this press release to "operating margin," other than on a GAAP basis, we are excluding the amortization of intangibles and stock option expense from GAAP operating margin. When we refer to "adjusted earnings per share" or "earnings per share from continuing operations," other than on a GAAP basis, we are excluding the amortization of intangibles and stock option expense from GAAP earnings per share. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects, and can also help investors who wish to make comparisons between us and other companies on both a GAAP and a non-GAAP basis, particularly with respect to stock-based compensation expenses. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in their financial and operating decision making.
    This press release also contains the non-GAAP financial measure of cash flow, net of divestiture taxes. We define cash flow, net of divestiture taxes, as operating cash flow minus tax payments related to the gain on divestitures. We use cash flow, net of divestiture taxes to compare our period-over-period results and our results to those of competitors, without the impact of a non-recurring tax payment. Therefore, we believe that these measures may be similarly useful and informative to investors.
    The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock-based compensation, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock-based compensation programs. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release.

    Factors Affecting Future Performance

    This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation:
(1) our failure to introduce new products in a timely manner; (2) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (3) our failure to protect adequately our intellectual property; (4) the loss of any of our licenses or licensed rights; (5) our ability to compete effectively; (6) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes;
(7) our ability to produce an adequate quantity of products to meet our customers' demands; (8) our failure to maintain compliance with applicable government regulations; (9) regulatory changes; (10) economic, political and other risks associated with foreign operations; (11) our ability to retain key personnel; (12) restrictions in our credit agreement; (13) our ability to realize the full value of our intangible assets; and (14) other factors which we describe under the caption "Risk Factors" in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Other Information

    Health Sciences end markets include genetic screening, environmental, service, biopharma, and medical imaging. Photonics markets include sensors and specialty lighting.

    PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.5 billion in 2005, has 8,000 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.


                  PerkinElmer, Inc. and Subsidiaries
                           INCOME STATEMENTS


                                                   Three Months Ended
                                                  --------------------
 (In thousands, except per share data)             2-Apr-06  3-Apr-05
-------------------------------------------------- --------- ---------

Sales                                              $355,454  $358,174

Cost of Sales                                       213,767   209,885
Research and Development Expenses                    22,842    22,591
In-Process Research and Development Charge                -       194
Selling, General and Administrative Expenses         89,853    96,826
                                                    --------  --------

Operating Income From Continuing Operations          28,992    28,678

Interest Income                                      (3,372)     (669)
Interest Expense                                      2,305     8,076
Gains on Dispositions of Investments, Net              (266)        -
Other Expense, Net                                    1,160       652
                                                    --------  --------

Income From Continuing Operations Before Income
 Taxes                                               29,165    20,619

Provision for Income Taxes                            7,145     5,017
                                                    --------  --------

Net Income From Continuing Operations                22,020    15,602

(Loss) Income From Discontinued Operations, Net of
 Income Taxes                                          (443)    4,150
Gain on Disposition of Discontinued Operations, Net
 of Income Taxes                                      2,040        77
                                                    --------  --------

Net Income                                         $ 23,617  $ 19,829
                                                    ========  ========


Diluted Earnings (Loss) Per Share:
Continuing Operations                              $   0.17  $   0.12

(Loss) Income From Discontinued Operations, Net of
 Income Taxes                                      $      -  $   0.03
Gain on Disposition of Discontinued Operations, Net
 of Income Taxes                                   $   0.02  $      -
                                                    --------  --------

Net Income                                         $   0.18  $   0.15
                                                    ========  ========


Weighted Average Diluted Shares of Common Stock
 Outstanding                                        129,595   131,056


                ABOVE PREPARED IN ACCORDANCE WITH GAAP


----------------------------------------------------------------------
Additional Supplemental Information:
(per share, continuing operations)

GAAP Diluted EPS from Continuing Operations        $   0.17  $   0.12
Amortization of Intangible Assets, Net of Income
 Taxes                                                 0.04      0.04
Stock Options, Net of Tax    (Note: $1.5M pre-tax
 in SG&A, $0.2M pre-tax in R&D)                        0.01         -
                                                    --------  --------
Continuing Operations EPS excluding Amortization
 of Intangible Assets and Stock Option Expense     $   0.22  $   0.16
                                                    ========  ========


Thomson First Call(TM) EPS                         $   0.22
                                                    ========



                  PerkinElmer, Inc. and Subsidiaries
                  Sales and Operating Profit (Loss)




                                                    Three Months Ended
                                                    ------------------
                                                    April 2,  April 3,
(In thousands)                                        2006      2005
--------------                                      --------- --------

Life and Analytical Sciences  Sales                $261,929  $264,773
                              OP$ reported           23,790    21,958
                              OP% reported              9.1%      8.3%
                              Amortization expense    6,763     6,575
                              Stock option expense      609         -
                              OP$ adjusted           31,162    28,533
                              OP% adjusted             11.9%     10.8%

Optoelectronics               Sales                  93,525    93,401
                              OP$ reported           12,747    13,502
                              OP% reported             13.6%     14.5%
                              Amortization
                               expense(a)               622       719
                              Stock option expense      275         -
                              OP$ adjusted           13,644    14,221
                              OP% adjusted             14.6%     15.2%

Other                         OP$ reported           (7,545)   (6,782)
                              Stock option expense      766         -
                              OP$ adjusted           (6,779)   (6,782)


Continuing Operations         Sales                $355,454  $358,174
                              OP$ reported           28,992    28,678
                              OP% reported              8.2%      8.0%
                              Amortization
                               expense(a)             7,385     7,294
                              Stock option expense    1,650         -
                                                    --------  --------
                              OP$ adjusted         $ 38,027  $ 35,972
                                                    ========  ========
                              OP% adjusted             10.7%     10.0%

(a) Includes In-Process Research and Development Charge in the amount of $194 in Q1 2005.

 SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP



                  PERKINELMER, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS


                                     April 2,   January 1,   April 3,
                                       2006        2006        2005
                                   ----------- ----------- -----------
                                             (In thousands)

Current assets:
  Cash and cash equivalents        $  321,841  $  502,264  $  184,213
  Accounts receivable, net            235,269     250,844     254,898
  Inventories                         171,238     163,150     174,307
  Other current assets                 75,195      71,189      69,858
  Current assets of discontinued
   operations                             273      11,442      59,955
                                    ----------  ----------  ----------
    Total current assets              803,816     998,889     743,231

Property, plant and equipment:
  At cost                             496,379     484,453     494,871
  Accumulated depreciation           (317,528)   (307,084)   (302,842)
                                    ----------  ----------  ----------
Net property, plant and equipment     178,851     177,369     192,029
Marketable securities and
 investments                            9,432       9,222      10,302
Intangible assets, net                378,235     375,419     393,837
Goodwill                            1,031,986   1,026,201   1,047,406
Other assets                           90,887      90,156     102,221
Long-term assets of discontinued
 operations                             2,891      16,205      77,484
                                    ----------  ----------  ----------
    Total assets                   $2,496,098  $2,693,461  $2,566,510
                                    ==========  ==========  ==========

Current liabilities:
  Short-term debt                  $    1,090  $    1,131  $    9,663
  Accounts payable                    135,834     146,971     124,083
  Accrued restructuring and
   integration costs                    9,180      11,242       1,987
  Accrued expenses                    254,753     324,954     264,920
  Current liabilities of
   discontinued operations              1,476      10,241      33,079
                                    ----------  ----------  ----------
    Total current liabilities         402,333     494,539     433,732

Long-term debt                        206,624     243,282     364,761
Long-term liabilities                 310,886     303,687     295,199
Long-term liabilities of
 discontinued operations                    -       1,440      12,128
                                    ----------  ----------  ----------
    Total liabilities                 919,843   1,042,948   1,105,820

Commitments and contingencies

    Total stockholders' equity      1,576,255   1,650,513   1,460,690
                                    ----------  ----------  ----------
    Total liabilities and
     stockholders' equity          $2,496,098  $2,693,461  $2,566,510
                                    ==========  ==========  ==========

       PREPARED IN ACCORDANCE WITH GAAP



                  PerkinElmer, Inc. and Subsidiaries
                Consolidated Statements of Cash Flows

                                                   Three Months Ended
                                                  --------------------
                                                   April 2,  April 3,
                                                     2006      2005
                                                  --------------------
                                                    (In thousands)

Operating Activities:
  Net income                                      $  23,617  $ 19,829
  Loss (income) from discontinued operations, net
   of income taxes                                      443    (4,150)
  Gain on disposition of discontinued operations,
   net of income taxes                               (2,040)      (77)
                                                   ---------  --------
  Net income from continuing operations              22,020    15,602
                                                   ---------  --------
Adjustments to reconcile net income from
 continuing operations to net cash provided by
 continuing operations:
    Stock based compensation                          2,841       921
    Amortization of debt discount and issuance
     costs                                               70       818
    Depreciation                                      9,093    10,212
    Amortization                                      7,385     7,100
    In-process research and development                   -       194
    Gains on dispositions and sales of
     investments, net                                  (266)        -
Changes in operating assets and liabilities:
       Accounts receivable                           18,224    (2,231)
       Inventories                                   (7,373)   (6,302)
       Accounts payable                             (12,211)   (2,429)
       Accrued restructuring and integration
        costs                                        (2,097)   (1,058)
       Taxes paid on divestitures                   (54,550)        -
       Accrued expenses and other                   (17,295)  (15,388)
                                                   ---------  --------
Net Cash (Used in) Provided by Continuing
 Operations                                         (34,159)    7,439
                                                   ---------  --------
Net Cash (Used in) Provided by Discontinued
 Operations                                            (580)    6,056
                                                   ---------  --------
Net Cash (Used in) Provided by Operating
 Activities                                         (34,739)   13,495
                                                   ---------  --------

Investing Activities:
  Capital expenditures                               (9,238)   (3,664)
  Proceeds received from disposition or settlement
   of businesses or investments, net                 21,201       250
  Proceeds from disposition of property, plant
   and equipment, net                                     -       322
  Cash used related to acquisitions, net of cash
   acquired                                          (8,696)  (13,138)
                                                   ---------  --------
Net Cash Provided by (Used in) Continuing
 Operations                                           3,267   (16,230)
                                                   ---------  --------
Net Cash Used in Discontinued Operations                  -      (866)
                                                   ---------  --------
Net Cash Provided by (Used in) Investing
 Activities                                           3,267   (17,096)
                                                   ---------  --------

Financing Activities:
  Prepayment of term loan debt                            -      (175)
  Principal payments on debt                        (39,734)        -
  Payment of debt issuance and tender costs            (741)        -
  Tax benefit from exercise of common stock
   options                                            3,785         -
  Decrease in other credit facilities                  (104)     (243)
  Proceeds from issuance of common stock for
   employee benefit plans                            14,829     2,643
  Purchase of stock                                (116,393)        -
  Cash dividends                                     (9,116)   (9,037)
                                                   ---------  --------
Net Cash Used in Financing Activities              (147,474)   (6,812)
                                                   ---------  --------

Effect of Exchange Rate Changes on Cash and Cash
 Equivalents                                         (1,477)   (2,887)
                                                   ---------  --------

Net Decrease in Cash and Cash Equivalents          (180,423)  (13,300)
Cash and Cash Equivalents at Beginning of Period    502,264   197,513
                                                   ---------  --------
Cash and Cash Equivalents at End of Period        $ 321,841  $184,213
                                                   =========  ========

        PREPARED IN ACCORDANCE WITH GAAP



                          PerkinElmer, Inc.
        Reconciliation of GAAP to non-GAAP financial measures.


                                    PKI            LAS        Opto
Adjusted OP Margin:             Q106   Q105    Q106  Q105  Q106  Q105
GAAP OP Margin                   8.2%   8.0%    9.1%  8.3% 13.6% 14.5%
Intangibles Amortization         2.1%   2.0%    2.6%  2.5%  0.7%  0.7%
Stock Option Expense             0.4%   0.0%    0.2%  0.0%  0.3%  0.0%
                               ------ ------   ----- ----- ----- -----
Adjusted OP Margin              10.7%  10.0%   11.9% 10.8% 14.6% 15.2%
                               ====== ======   ===== ===== ===== =====


                                    PKI
Adjusted EPS:                   Q106   Q105
GAAP EPS                        0.18   0.15
Discontinued Ops               (0.01) (0.03)
Intangibles Amortization        0.04   0.04
Stock Option Expense            0.01      -
                               ------ ------
Adjusted EPS                    0.22   0.16
                               ====== ======


                                    PKI
Adjusted Cash from Operations
($M):                           Q106   Q105
 GAAP Net Cash from Operations   (35)    14
 Cash Taxes on Divestitures       55      -
                               ------ ------
 Adjusted Net Cash from
  Operations                      20     14
                               ====== ======


                                   Q1 2006
Adjusted Revenue Growth:        LAS    Opto PKI
Reported Revenue Growth           -1%     0%-1%
Foreign Exchange                   3%     2% 3%
Acquisitions                       0%    -1% 0%
                               ------ ---------
Adjusted Revenue Growth            2%     1% 2%
                               ====== =========




    CONTACT: PerkinElmer, Inc.
             Investor Relations:
             Steven Delahunt, 781-431-4258
             or
             Media Contact:
             Kevin Lorenc, 781-431-4231